EXHIBIT 99.1

Houston Wire & Cable Company Provides Results for the Quarter Ended June 30, 2020, Update on Cost and Debt Reduction

HOUSTON, Aug. 06, 2020 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ: HWCC) (the “Company”) announced operating results for the second quarter ended June 30, 2020 and progress on its cost and debt reduction programs.

  Revenue of $66.8 million
  GAAP net loss of $2.2 million after a $0.2 million non-cash tradename impairment charge, compared to net income of $1.6 million in the second quarter of 2019

Operational Update

President & Chief Executive Officer James Pokluda commented “Although the Board and the Company acted quickly to reduce cost and debt, execute plans to provide a safe working environment, assure business continuity and operational excellence and reduce costs, the rapid and pervasive economic downturn resulting from the COVID-19 pandemic negatively impacted the Company’s financial performance during the second quarter.”

The sales decline and operating loss were caused by three simultaneous factors:

  Metals price deflation and the resulting negative impact on revenue and gross margin
  A sharp reduction in the commodity prices for oil and natural gas, which negatively impacted energy company’s maintenance and repair capital expenditures
  A significant recessionary downturn in most end markets, especially service businesses

Restoration of cash flow and profitability remain top priorities. During the quarter:

  We announced and implemented a 20% reduction in operating expenses
  We announced and implemented a program to more aggressively monetize excess working capital and to use cash generated to pay down the Company’s net debt, with a year-end goal of reducing it to $40 million
  We continued to invest in initiatives to improve sales, operational productivity, and customer experience; to service customer demand from COVID-19 recovery efforts and regional markets minimally affected by the pandemic

These measures reduced second quarter operating expenses by $1.6 million, or approximately 9% sequentially versus the first quarter. During the second quarter, operating expenses included severance and accrued vacation payments, and other expenses generated by shrinking our cost structure.  With those items mostly behind us, we anticipate additional savings in the third and fourth quarters, as we see the full impact of our expense reduction initiatives, as well as savings from LEAN projects, processes and controls.

HWCC is also targeting a return to positive EBITDA in the third quarter, and a return to profitability in the fourth quarter, as a result of our cost reductions programs, reduction of interest expense, the recently strengthened price of copper, and our sales initiatives.

Selected Second Quarter 2020 Financial Highlights

	Three Months Ended June 30
	2020	2019
	(in thousands, except per share data)
Sales	$66,777	$85,326
Gross Margin (1)	21.3%	24.1%
Operating Expenses (2)	$16,251	$17,507
Diluted Earnings (Loss) per share	$(0.13)	$0.10
Revolver Debt	$74,540	$73,107

(1) Gross margin decreased to 21.3% in 2020 from 24.1% in 2019 primarily due to the decline in demand for our products as a result of the pandemic and the decline in the oil and gas market, combined with the relatively low price of copper through much of the quarter. Gross margin for 2020 also reflects an impairment charge of $0.6 million for inventory returned under a one-time agreement with a supplier.
(2) Operating expenses exclude non-cash trade name impairment charges of $0.2 million in the second quarter 2020, but includes severance and accrued vacation expenses.

Improved Liquidity

The Company made progress reducing net debt in the second quarter, although receipt of products which had been ordered before the recession temporarily offset some of the Company’s underlying progress. The Company received a Paycheck Protection Program (“PPP”) loan of $6.2 million on May 4, 2020 funded under the Coronavirus Aid, Relief, and Economic Security Act. In July we applied all the funds received from the PPP loan to our Revolver debt. Our PPP loan and Revolver debt has been reduced to $75.7 million at August 5, 2020. Debt in 2020 hit a peak of approximately $95 million in the middle of the first quarter, which is a total debt reduction of over $19 million. Our Revolver debt at August 5, 2020 was $69.5 million. The Company’s year-end goal remains to reduce Revolver debt to $40 million, which would be a total Revolver debt reduction of approximately $55 million from peak to trough.  The Company believes this substantial debt reduction reduces financial risk, without any deterioration of its ability to provide excellent customer service.

In addition to the programs mentioned above, the Company is pursuing the following medium-term initiatives to build the value of the company:

  Concentrating the Company’s business development in areas less-exposed to the cyclicality of oil prices
  Maintaining a tight linkage between the Company’s performance and executive compensation

Mr. Pokluda concluded “The Company’s employees have done an outstanding job rising to a very difficult occasion.  The hard work, dedication, and unwavering commitment to excellence in everything they do is remarkable, and for that I and the board of directors express our upmost gratitude.”

About the Company
With 44 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Forward-Looking Statements
This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company’s Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

HOUSTON WIRE & CABLE COMPANY
Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash	$5,696	$4,096
Accounts receivable, net:
Trade	43,593	50,325
Other	2,921	6,640
Inventories, net	106,018	114,069
Income taxes	1,314	1,353
Prepaids and other current assets	2,885	1,833
Total current assets	162,427	178,316

Property and equipment, net	15,774	14,589
Intangible assets, net	9,521	10,282
Goodwill	22,353	22,353
Deferred income taxes	900	600
Operating lease right-of-use assets, net	12,244	13,481
Other assets	380	527
Total assets	$223,599	$240,148

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$10,212	$13,858
Accrued and other current liabilities	14,932	23,261
Operating lease liabilities	2,803	2,742
Total current liabilities	27,947	39,861

Revolver Debt	74,540	83,500
Paycheck Protection Program Loan	6,185	—
Operating lease long term liabilities	9,946	11,182
Other long term liabilities	2,227	1,977
Total liabilities	120,845	136,520

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized: 20,988,952 shares issued: 16,591,818 and 16,556,950 outstanding at June 30, 2020 and December 31, 2019, respectively	21	21
Additional paid-in-capital	52,484	52,304
Retained earnings	107,008	108,626
Treasury stock, at cost	(56,759)	(57,323)
Total stockholders’ equity	102,754	103,628
Total liabilities and stockholders’ equity	$223,599	$240,148

HOUSTON WIRE & CABLE COMPANY
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Sales	$66,777	$85,326	$150,310	$170,596
Cost of sales	52,541	64,789	116,482	128,800
Gross profit	14,236	20,537	33,828	41,796

Operating expenses:
Salaries and commissions	8,407	9,244	17,881	18,424
Other operating expenses	7,029	7,729	14,594	15,392
Depreciation and amortization	815	534	1,582	1,087
Impairment charge	173	—	373	—
Total operating expenses	16,424	17,507	34,430	34,903

Operating income (loss)	(2,188)	3,030	(602)	6,893
Interest expense	474	738	1,287	1,479
Income (loss) before income taxes	(2,662)	2,292	(1,889)	5,414
Income tax (benefit) expense	(499)	649	(271)	1,487
Net income (loss)	$(2,163)	$1,643	$(1,618)	$3,927

Earnings (loss) per share:
Basic	$(0.13)	$0.10	$(0.10)	$0.24
Diluted	$(0.13)	$0.10	$(0.10)	$0.24
Weighted average common shares outstanding:
Basic	16,442,493	16,504,471	16,414,976	16,491,236
Diluted	16,442,493	16,597,496	16,414,976	16,571,113

  HOUSTON WIRE & CABLE COMPANY
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2020	2019

Operating activities
Net income (loss)	$(1,618)	$3,927
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Impairment charge	373	—
Depreciation and amortization	1,582	1,087
Amortization of unearned stock compensation	768	707
Non-cash lease expense	1,793	1,968
Provision for refund liability	77	471
Provision for inventory obsolescence	1,273	459
Deferred income taxes	(300)	460
Other non-cash items	68	83
Changes in operating assets and liabilities:
Accounts receivable	10,374	75
Inventories	6,778	(12,407)
Prepaids	(952)	(1,371)
Other assets	18	(550)
Lease payments	(1,800)	(1,963)
Book overdraft	—	330
Trade accounts payable	(3,646)	2,106
Accrued and other current liabilities	(8,702)	2,235
Income taxes	39	(142)
Other operating activities	250	359
Net cash provided by (used in) operating activities	6,375	(2,166)

Investing activities
Expenditures for property and equipment	(1,626)	(875)
Net cash used in investing activities	(1,626)	(875)

Financing activities
Borrowings on revolver	162,681	175,417
Payments on revolver	(171,641)	(173,626)
Proceeds from Paycheck Protection Program loan	6,185	—
Payment of dividends	(1)	(30)
Purchase of treasury stock/stock surrendered on vested awards	(24)	(65)
Lease payments	(349)	(48)
Net cash (used in) provided by financing activities	(3,149)	1,648

Net change in cash	1,600	(1,393)
Cash at beginning of period	4,096	1,393

Cash at end of period	$5,696	$—
Supplemental disclosures of non-cash activities
Purchase of assets under finance leases	$752	$407

CONTACT:

Eric W. Davis
Chief Financial Officer
Direct:  713.609.2177
Fax:  713.609.2168
edavis@houwire.com